EXHIBIT 99.1

FBL Financial Group Reports Second Quarter 2005 Results; Net Income Up 38 Percent to $0.62 Per Share

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Aug. 8, 2005--FBL
Financial Group, Inc. (NYSE:FFG):

Financial Highlights
(Dollars in thousands, except per share data)
----------------------------------------------------------------------
                                                   Three Months Ended
                                                        June 30,
                                                     2005      2004
                                                  --------------------
Net income applicable to common stock               $18,258   $12,976
Operating income applicable to common stock          18,308    13,487
Earnings per common share (assuming dilution):
     Net income                                        0.62      0.45
     Operating income                                  0.62      0.46
----------------------------------------------------------------------

    FBL Financial Group, Inc. (NYSE:FFG) today announced that diluted net income per common share increased 38 percent to $0.62 ($18,258,000) for the quarter ended June 30, 2005 from $0.45 ($12,976,000) in the year ago quarter.
    Operating Income(1). Operating income increased to $18,308,000 for the quarter ended June 30, 2005, from $13,487,000 in the second quarter of 2004. Diluted operating income per common share increased 35 percent to $0.62 in the second quarter of 2005 from $0.46 in the second quarter of 2004. Operating income differs from the GAAP measure, net income, in that it excludes the impact of realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note
(1) and the reconciliation provided within this release.
    Commenting on FBL's second quarter results, Chief Executive Officer Bill Oddy stated, "FBL Financial Group delivered excellent second quarter results with a 38 percent increase in net income per share, a 35 percent increase in operating income per share and continued growth in premiums collected. Our Farm Bureau Life subsidiary once again had a solid quarter and our EquiTrust Life subsidiary continued its growth. In the second quarter our EquiTrust Life independent channel achieved record sales with total premiums collected of $233 million. As a result, we are confident this unit will exceed its premiums collected target of $750 million for the year."
    "Based on our very strong year-to-date results and our positive outlook for the remainder of the year, we are increasing our earnings guidance by $0.15 per share. We now expect our full year 2005 net income and operating income to be $2.15 to $2.25 per share," Oddy added.
    Product Revenues Up. Premiums and product charges for the second quarter of 2005 increased seven percent to $61,394,000 from $57,223,000 in the second quarter of 2004. This increase was driven by a nine percent growth in interest sensitive and index product charges and a six percent increase in traditional life insurance premiums due primarily to an increase in the volume of business in force.
    Premiums collected in the second quarter of 2005 increased three percent to $381,725,000 from $369,775,000 in the second quarter of 2004. This increase reflects growth in FBL's EquiTrust Life independent channel, which had a record $233,126,000 of premiums collected in the second quarter of 2005. Premiums collected from FBL's exclusive distribution channel totaled $132,524,000 in the second quarter of 2005, reflecting a three percent increase in traditional and universal life insurance, a 19 percent increase in variable sales and a 13 percent decline in traditional annuity sales.
    Investment Income. Net investment income in the second quarter of 2005 increased 17 percent to $117,931,000 from $100,382,000 in the second quarter of 2004. This increase is due to an increase in average invested assets resulting primarily from premium inflows from Farm Bureau Life and EquiTrust Life. The annualized yield earned on average invested assets, with securities at cost, was 6.36 percent for the six months ended June 30, 2005, compared to 6.23 percent for the same period of 2004. The 2005 yield reflects an increase in investment fee income, which includes income from bond calls, tender offers and mortgage loan prepayments, to $2,525,000 in the second quarter of 2005 from $586,000 in the second quarter of 2004.
    Derivative Income. FBL's derivative income (loss) totaled income of $120,000 in the second quarter of 2005, compared to a loss of $2,059,000 in the second quarter of 2004. This income primarily reflects an increase in the value of the underlying equity market indices on which call options supporting FBL's index annuity business are based. Gains from these options are generally passed on to the contract holders in the form of index credits.
    Realized/Unrealized Gains on Investments. In the second quarter of 2005, FBL recognized net realized/unrealized gains on investments of $2,876,000 compared to $629,000 in the second quarter of 2004. Second quarter 2005 realized/unrealized gains include realized gains from sales of securities of $4,646,000, realized losses from sales of securities of $34,000, realized losses from impairments of $1,732,000 and unrealized losses on trading securities of $4,000.
    Benefits and Expenses. Benefits and expenses totaled $159,801,000 in the second quarter of 2005, compared to $144,611,000 in the second quarter of 2004. This increase is primarily attributable to benefits associated with FBL's growing index annuity business.
    In connection with the closing of a processing unit and certain workforce reductions, in the second half of 2005 FBL expects to record a one-time pre-tax charge of $2,300,000 ($0.05 per share after tax) primarily related to severance and early retirement benefits. As a result of these actions, beginning in 2006 FBL expects to achieve pre-tax annual savings of approximately $4,000,000, which is $0.09 per share on an after-tax basis.
    Operating Results by Segment. FBL's operating results for the second quarter of 2005 reflect strong results for the traditional annuity-exclusive, traditional annuity-independent and traditional and universal life insurance segments, and a pre-tax operating loss for the variable segment. Further detail and results by segment are provided in FBL's financial supplement, which is available on FBL's web site, www.fblfinancial.com.
    Assets Total $9.7 Billion. Total assets increased $606,005,000 to $9.7 billion at June 30, 2005, from $9.1 billion at December 31, 2004. At June 30, 2005, 95 percent of the fixed maturity securities in FBL's investment portfolio were investment grade debt securities. Book value per common share totaled $31.09 at June 30, 2005 compared to $28.87 at December 31, 2004. Book value per share excluding accumulated other comprehensive income(2) increased to $24.97 at June 30, 2005, from $23.96 at December 31, 2004.
    Conference Call. FBL management will hold a conference call with investors to discuss second quarter 2005 results. The call will be held tomorrow, August 9, 2005, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's web site, www.fblfinancial.com.
    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties, including the continued acceptance of FBL's insurance products by customers, the continued success of FBL's marketing efforts, the marketing success of FBL's alliance partners, and fluctuations in mortality experience and investment results. These forward-looking statements are based on assumptions which FBL Financial Group believe to be reasonable. No assurance can be given that the assumptions will prove to be correct, and the difference between assumptions and actual results could be material.
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) growth through its traditional Farm Bureau Life distribution channel,
(2) growth in EquiTrust Life through independent and other distribution channels and (3) acquisitions or consolidations.

                       FBL Financial Group, Inc.
             Consolidated Statements of Income (Unaudited)
             (Dollars in thousands, except per share data)


                                                 Three months ended
                                                      June 30,
                                                  2005        2004
                                               ----------- -----------
REVENUES
 Interest sensitive and index product charges     $24,293     $22,301
 Traditional life insurance premiums               36,915      34,738
 Accident and health premiums                         186         184
 Net investment income                            117,931     100,382
 Derivative income (loss)                             120      (2,059)
 Realized/unrealized gains on investments           2,876         629
 Other income                                       5,423       5,382
                                               ----------- -----------
   Total revenues                                 187,744     161,557
BENEFITS AND EXPENSES
 Interest sensitive and index product benefits     75,352      62,951
 Traditional life insurance and accident and
  health benefits                                  23,166      21,057
 Increase in traditional life and accident and
  health future policy benefits                    10,408      10,819
 Distributions to participating policyholders       5,678       6,108
 Underwriting, acquisition and insurance
  expenses                                         37,038      36,179
 Interest expense                                   3,375       2,965
 Other expenses                                     4,784       4,532
                                               ----------- -----------
   Total benefits and expenses                    159,801     144,611
                                               ----------- -----------
                                                   27,943      16,946
Income taxes                                       (9,829)     (4,187)
Minority interest in loss (earnings) of
 subsidiaries                                          (9)         21
Equity income, net of related income taxes            190         233
                                               ----------- -----------
Net income                                         18,295      13,013
Dividends on Series B preferred stock                 (37)        (37)
                                               ----------- -----------
Net income applicable to common stock             $18,258     $12,976
                                               =========== ===========

Earnings per common share - assuming dilution       $0.62       $0.45
                                               =========== ===========

Weighted average common shares                 28,849,494  28,605,087
Effect of dilutive securities                     477,412     549,744
                                               ----------- -----------
Weighted average common shares - diluted       29,326,906  29,154,831
                                               =========== ===========





                       FBL Financial Group, Inc.
             Consolidated Statements of Income (Unaudited)
             (Dollars in thousands, except per share data)


                                                  Six months ended
                                                      June 30,
                                                  2005        2004
                                               ----------- -----------
REVENUES
 Interest sensitive and index product charges     $48,061     $44,320
 Traditional life insurance premiums               70,248      68,472
 Accident and health premiums                         206         258
 Net investment income                            232,037     198,928
 Derivative income (loss)                         (12,280)      2,153
 Realized/unrealized gains on investments           3,288         693
 Other income                                      10,392      10,083
                                               ----------- -----------
   Total revenues                                 351,952     324,907
BENEFITS AND EXPENSES
 Interest sensitive and index product benefits    130,910     126,221
 Traditional life insurance and accident and
  health benefits                                  43,937      42,882
 Increase in traditional life and accident and
  health future policy benefits                    18,658      17,551
 Distributions to participating policyholders      11,842      12,831
 Underwriting, acquisition and insurance
  expenses                                         75,506      74,538
 Interest expense                                   6,670       4,998
 Other expenses                                     9,550       9,230
                                               ----------- -----------
   Total benefits and expenses                    297,073     288,251
                                               ----------- -----------
                                                   54,879      36,656
Income taxes                                      (19,203)    (10,907)
Minority interest in loss (earnings) of
 subsidiaries                                        (107)        (42)
Equity income (loss), net of related income
 taxes                                                (69)        488
                                               ----------- -----------
Net income                                         35,500      26,195
Dividends on Series B preferred stock                 (75)        (75)
                                               ----------- -----------
Net income applicable to common stock             $35,425     $26,120
                                               =========== ===========

Earnings per common share - assuming dilution       $1.21       $0.90
                                               =========== ===========

Weighted average common shares                 28,804,596  28,498,068
Effect of dilutive securities                     495,810     595,515
                                               ----------- -----------
Weighted average common shares - diluted       29,300,406  29,093,583
                                               =========== ===========



(1) Reconciliation of Net Income to Operating Income (Unaudited)

    In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives.

    FBL uses operating income, in addition to net income, to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation of net income to operating income is provided in the following table (dollars in thousands, except per share data):


                                                  Three months ended
                                                        June 30,
                                                     2005      2004
                                                  ---------- ---------

Net income applicable to common stock               $18,258   $12,976
Adjustments:
  Net realized/unrealized gains on investments (a)   (1,274)     (306)
  Net change in unrealized gains/losses on
   derivatives (a)                                    1,324       817
                                                  ---------- ---------
Operating income applicable to common stock         $18,308   $13,487
                                                  ========== =========

Operating income per common share - assuming
 dilution                                             $0.62     $0.46
                                                  ========== =========


                                                     Six months ended
                                                         June 30,
                                                      2005      2004
                                                    --------- --------

Net income applicable to common stock                $35,425  $26,120
Adjustments:
   Net realized/unrealized gains on investments (a)   (1,801)     (96)
   Net change in unrealized gains/losses on
    derivatives (a)                                    1,491      117
                                                    --------- --------
Operating income applicable to common stock          $35,115  $26,141
                                                    ========= ========

Operating income per common share - assuming
 dilution                                              $1.20    $0.90
                                                    ========= ========

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to gains and losses on investments and derivatives.



              (2) Reconciliation of Book Value Per Share
     Excluding Accumulated Other Comprehensive Income (Unaudited)

                                              June 30,    December 31,
                                                2005          2004
                                            ------------- ------------
Book value per share                              $31.09       $28.87
Less: Accumulated other comprehensive income        6.12         4.91
                                            ------------- ------------
Book value per share, excluding accumulated
 other comprehensive income                       $24.97       $23.96
                                            ============= ============

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $177,277,000 at June 30, 2005 and $141,240,000 at
December 31, 2004. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.




                       FBL Financial Group, Inc.
           Condensed Consolidated Balance Sheets (Unaudited)
             (Dollars in thousands, except per share data)


                                              June 30,    December 31,
                                                2005          2004
                                            ------------- ------------
Assets
Investments                                   $8,017,282   $7,501,680
Cash and cash equivalents                         36,031       27,957
Deferred policy acquisition costs                613,088      587,391
Deferred sales inducements                       102,904       78,443
Other assets                                     358,134      353,236
Assets held in separate accounts                 579,302      552,029
                                            ------------- ------------
Total assets                                  $9,706,741   $9,100,736
                                            ============= ============

Liabilities and stockholders' equity
Policy liabilities and accruals               $7,127,824   $6,650,973
Other policyholders' funds                       564,612      549,968
Debt                                             263,942      263,183
Other liabilities                                268,560      251,781
Liabilities related to separate accounts         579,302      552,029
                                            ------------- ------------
Total liabilities                              8,804,240    8,267,934

Minority interest in subsidiaries                    144          191

Stockholders' equity                             902,357      832,611
                                            ------------- ------------
Total liabilities and stockholders' equity    $9,706,741   $9,100,736
                                            ============= ============

Common shares outstanding                     28,922,970   28,734,857
                                            ============= ============

    FFG-1


    CONTACT: FBL Financial Group, Inc., West Des Moines
             Investor Relations:
             Kathleen Till Stange, 515-226-6780
             Kathleen.TillStange@FBLFinancial.com